Exhibit 10.1

COOPERATION AGREEMENT
COOPERATION AGREEMENT (hereinafter called this “Agreement”), dated as of December 9, 2015, among Blount International, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company listed on Schedule A hereto (the “Stockholders”). Capitalized terms that are used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, as a condition to the willingness of the Company to enter into the Agreement and Plan of Merger, dated as of December 9, 2015 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), among the Company, ASP Blade Intermediate Holdings, Inc., a Delaware corporation (“Parent”), and ASP Blade Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company has required the Stockholders to agree, and the Stockholders have agreed, to enter into this Agreement.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto hereby agree as follows:
1.            Agreements by the Stockholders.  The Stockholders hereby agree that until the termination of this Agreement in accordance with its terms:
(a)            The Stockholders shall not (i) publicly disparage the Company or any other Person in relation to an Acquisition Proposal, (ii) require any third party debt financing source to enter into any written agreement to exclusively provide debt financing to Parent and/or Merger Sub in connection with a transaction with the Company or (iii) cause any member of management of the Company to take any action, or refrain from taking any action requested by the Company to be taken, in relation to an Acquisition Proposal, in the case of each of (i), (ii) or (iii), with the intention to frustrate, delay, interfere with or impede the efforts of the Company, the Board of Directors of the Company (the “Company Board”) or the Special Committee, or their respective Representatives, to initiate, solicit or encourage, or otherwise facilitate, any effort or attempt by any Person to make an Acquisition Proposal.

(b)            Unless a court of competent jurisdiction shall have determined that the Company has not complied in all material respects with Section 5.2 of the Merger Agreement, at any meeting of the stockholders of the Company (including any adjournment or postponement thereof), however called, or in any action by written consent of the stockholders of the Company, upon which a vote or consent with respect to the Merger Agreement or any Superior Proposal is sought, the Stockholders shall vote or execute consents, or cause votes to be cast or consents to be executed, with respect to all of the Subject Shares (as defined below) (x) in accordance with the recommendation made to the Company’s stockholders by the Company Board with respect to (i) the adoption of the Merger Agreement, (ii) any Superior Proposal pursuant to which the outstanding shares of capital stock of the Company would be purchased for, or be converted into the right to receive a payment in, solely cash (such Superior Proposal, an “All-Cash Superior Proposal”), and (iii) any other matter necessary for the consummation of the Merger Agreement or All-Cash Superior Proposal, as the case may be (including, for the avoidance of doubt, any related adjournment or postponement proposal), and (y) in the same proportion as the votes cast (for or against, but excluding any abstentions) by, or on behalf of, the stockholders of the Company, other than (i) the Stockholders, (ii) Parent, (iii) the officers of the Company who are “officers” as defined in Rule 16a-1(f) under the Exchange Act, (iv) the members of the Company Board, (v) any other Person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary, and (vi) the respective Affiliates of the Persons set forth in the immediately preceding clauses (i) through (v) (the stockholders of the Company other than those described in clauses (i) through (vi) collectively, the “Unaffiliated Stockholders”), with respect to (1) any Superior Proposal that is not an All-Cash Superior Proposal (an “Other Superior Proposal”), and (2) any other matter necessary for the consummation of the Other Superior Proposal (including, for the avoidance of doubt, any related adjournment or postponement proposal). In the event any Superior Proposal is structured as a tender offer, the Stockholders shall tender, or cause to be tendered, all of the Subject Shares, and in the event any Superior Proposal is structured as an exchange offer, the Stockholders shall agree to exchange, or cause to be exchanged, the Subject Shares in the same proportion as exchanged by the Unaffiliated Stockholders prior to the expiration of the exchange offer. In the case of a Superior Proposal that is structured as either a tender offer or an exchange offer, the Stockholders agree to not withdraw any Subject Shares tendered pursuant to such offer.  For the avoidance of doubt, for the purposes of this Agreement, “Superior Proposal” shall include any Superior Proposal that was made to the Company, the Company Board or the Special Committee before or after termination of the Merger Agreement.

(c)            Other than as required by the terms of this Agreement, the Rollover Agreements or the Merger Agreement, the Stockholders shall not, directly or indirectly, (i) sell, pledge, grant, transfer, assign or otherwise dispose of (including by gift, merger (including by conversion into securities or other consideration), tendering into any tender or exchange offer, by operation of Law or otherwise), hedge or utilize a derivative to transfer the economic interest or beneficial ownership in (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares or any of the Stockholders to any other Person, or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney with respect to any Subject Shares. Any Transfer in violation of this Section 1(c) with respect to the Subject Shares so transferred shall be null and void.

(d)            The Stockholders shall not take any action, directly or indirectly, that would make any of their representations or warranties contained herein untrue or incorrect or would restrict, limit or interfere with the performance of their obligations hereunder.

(e)            Each of the Stockholders hereby revokes, and agrees to cause to be revoked, any and all previous proxies granted with respect to the Subject Shares that are inconsistent with Section 1(b) hereof.  By entering into this Agreement, each Stockholder hereby grants, or agrees to cause to be granted, a proxy appointing the Company and/or the designees of the Company, as determined by the Special Committee (or the Company Board acting upon the recommendation of the Special Committee), and each of them individually (collectively, the “Proxy Holders”), as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express consent or dissent (including by acting by written consent), or otherwise to utilize such voting power, in each case, solely in the manner contemplated by Section 1(b) hereof, as the Proxy Holders, any one of them, or any proxy or substitute thereof shall, in such person’s sole discretion, deem proper with respect to the Subject Shares.  Except as provided in the next sentence, the proxy granted by each Stockholder pursuant to this Section 1(e) is irrevocable during the term of this Agreement, is coupled with an interest sufficient at law to support an irrevocable proxy and is granted in consideration of, and as an inducement to, the Company entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses.  The proxy granted by each Stockholder pursuant to this Section 1(e) shall terminate only upon the termination of this Agreement in accordance with its terms, at which time such proxy shall be automatically revoked in its entirety without further action by the parties hereto. Without limiting this Section 1(e), all authority herein conferred or agreed to be conferred will survive the dissolution, death or incapacity of each Stockholder and any obligation of such Stockholder under this Agreement will be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. Each Stockholder agrees to take such further action or execute such other instruments as may be necessary or appropriate to implement the provisions in this Agreement or to effectuate the intent of the proxies and powers of attorney granted hereunder.

(f)            Each of the Stockholders waives, to the fullest extent permitted under applicable Law, and agrees not to exercise, any rights (including under Section 262 of the DGCL) to demand appraisal of any of such Stockholder’s Subject Shares in connection with the Merger or any transaction in connection with an Alternative Acquisition Agreement or Superior Proposal (unless the Special Committee or the Company Board acting upon the recommendation of the Special Committee has recommended against the adoption of such Alternative Acquisition Agreement or Superior Proposal, or the transactions contemplated thereby, and such recommendation has not been rescinded or withdrawn).

(g)            Except with the written consent of the Company Board or the Special Committee (such consent not to be unreasonably withheld), neither such Stockholder nor any of its Affiliates or “associates” (as defined under Section 203 of the DGCL) will enter into any agreement, arrangement or understanding (in each case, whether oral or written) or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written): (A) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Per Share Merger Consideration or agrees to vote to adopt the Merger Agreement or the Merger or to vote against any Acquisition Proposal; or (B) with any employee or director of the Company or any of its Subsidiaries to (i) remain as an employee or director of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date of the Merger Agreement), (ii) contribute or rollover any portion of such employee’s or director’s Shares, Stock Options, Stock Appreciation Rights or RSUs to the Company or its Subsidiaries or Parent or any Stockholder or any of their respective Affiliates, or (iii) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any Stockholder or any of their respective Affiliates.

2.            Representations and Warranties of the Stockholders.  Each Stockholder hereby severally represents and warrants for itself that:
(a)            Such Stockholder is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization.

(b)            Such Stockholder has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)            Except for filings with the SEC under the Exchange Act, and such other compliance with the Exchange Act as may be required in connection with this Agreement and the Merger Agreement and the transactions contemplated by this Agreement and the Merger Agreement, such Stockholder is not required to make any reports or other filings with, nor is such Stockholder required to obtain any consents, registrations, approvals, permits or authorizations from any Governmental Entity in connection with its execution, delivery and performance of this Agreement.

(d)            The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder shall not, constitute or result in (i) a breach or violation of, or a default under, any provisions of the organizational or other constituent documents of any Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of any Stockholder or any of its Subsidiaries pursuant to any Contract with respect to which such Stockholder or any of its Subsidiaries is a party or under any Law to which such Stockholder or any of its Subsidiaries is subject.

(e)            As of the date of this Agreement, there are no Actions pending or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of its Subsidiaries, except those that are not, individually or in the aggregate, reasonably likely to prevent or materially impede the ability of such Stockholder to perform its obligations hereunder.  As of the date hereof, neither such Stockholder nor any of its Subsidiaries is a party to or subject to the provisions of any Order, except those that are not, individually or in the aggregate, reasonably likely to prevent or materially impede the ability of such Stockholder to perform its obligations hereunder.

(f)            Such Stockholder is the “beneficial owner” (as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act) of and is entitled to dispose and vote the number of Shares set forth opposite its name on Schedule A hereto (the “Owned Shares” and, together with any additional Shares or other equity or voting securities (or any options, warrants or other securities convertible into, or exchangeable for, any Shares or other voting or equity securities) of the Company or any interest therein of which such Stockholder becomes the “beneficial owner” after the date hereof and during the term of this Agreement, the “Subject Shares”), free and clear of all Liens, except for any Liens arising under applicable securities laws or created by this Agreement or the Rollover Agreements.  As of the date hereof, neither such Stockholder nor any of its “affiliates” or “associates” is an “interested stockholder” of the Company, and, other than the Owned Shares, such Stockholder does not “own” (as such quoted term is defined under Section 203 of the DGCL) any Shares or other equity or voting securities (or any options, warrants or other securities convertible into, or exchangeable for, any Shares or other voting or equity securities) of the Company or any interest therein.

(g)            Except for this Agreement and the Rollover Agreements, neither such Stockholder nor any of its Affiliates or “associates” (as defined under Section 203 of the DGCL) has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which (A) any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Per Share Merger Consideration, or (B) any stockholder of the Company agrees to vote to adopt the Merger Agreement or the Merger or any stockholder of the Company agrees to vote against any Acquisition Proposal; or (ii) with any employee or director of the Company that relates in any way to the Company or any of its Subsidiaries or the Transactions, including any agreement, arrangement or understanding to (x) remain as an employee or director of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date of the Merger Agreement), (y) contribute or rollover any portion of such employee’s or director’s Shares, Stock Options, Stock Appreciation Rights or RSUs to the Company or its Subsidiaries or Parent or any Stockholder or any of their respective Affiliates, or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any Stockholder or any of their respective Affiliates.  Other than as required by this Agreement or the Rollover Agreements, such Stockholder has the sole right to vote its Owned Shares with no restrictions and has not entered into any voting arrangement, whether by proxy or power of attorney, that is still in effect with respect to its Owned Shares.

(h)            Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(i)            As of the date hereof, to the knowledge of such Stockholder, there is no action, proceeding or investigation pending or threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by any Stockholder in connection with this Agreement.

3.            Termination.  This Agreement may be terminated by the mutual written consent of the parties hereto. This Agreement shall automatically terminate without further action upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, unless terminated pursuant to (I) Section 7.2(b) thereof and, at the time of such termination, any Person shall have made (and not subsequently withdrawn) a Superior Proposal (a “Section 7.2(b) Termination”), (II) Section 7.3(a) thereof (a “Section 7.3(a) Termination”) or (III) Section 7.4(a) thereof and the Change of Recommendation or the failure to include the Company Recommendation in the Proxy Statement relates to an Acquisition Proposal that the Company Board or the Special Committee has determined in good faith after consultation with its financial advisor and outside legal counsel constitutes a Superior Proposal (a “Section 7.4(a) Termination”), and (c) in the case of a Section 7.2(b) Termination, a Section 7.3(a) Termination or a Section 7.4(a) Termination, the earliest to occur of, as applicable (i) the effective time or consummation of the merger or similar transaction contemplated by the Alternative Acquisition Agreement in respect of such Superior Proposal or otherwise by such Superior Proposal, (ii) a withdrawal of such Superior Proposal, as the case may be, and (iii) a termination of the Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with its terms. Notwithstanding the foregoing, no such termination of this Agreement shall relieve any party hereto from liability from a breach of this Agreement prior to the date of such termination.

4.            Modification or Amendment.  Subject to the provisions of applicable Law, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
5.            Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.
6.            GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts.  The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.
7.            Specific Performance.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The parties accordingly acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties agree that they shall not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
8.            Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by email or by overnight courier:

If to a Stockholder, to the address, facsimile or email address set forth opposite the Stockholder’s name on Schedule A hereto.
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022
Attention:	Andrew L. Bab
Fax:	(212) 521-7323
Email:	albab@debevoise.com

If to the Company, to:
Blount International, Inc. 4909 SE International Way Portland, OR 97222
Attention:	Chad E. Paulson, Esq. Vice President, General Counsel and Secretary
Fax:	(503) 353-3205

with a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Attention:	George E. Zobitz, Esq. Andrew R. Thompson, Esq.
Fax:	(212) 474-3700
Email:	jzobitz@cravath.com athompson@cravath.com

with an additional copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025
Attention:	Kirtee Kapoor, Esq.
Fax:	(650) 752-3625
Email:	kirtee.kapoor@davispolk.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.
9.            Entire Agreement.  This Agreement (including the Schedule hereto) and the Confidentiality Agreements together constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
10.            No Third Party Beneficiaries.  The Stockholders and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
11.            Obligations of the Stockholders.  Whenever this Agreement requires any Stockholder’s Affiliates to take any action, such requirement shall be deemed to include an undertaking on such Stockholder’s part to cause such Affiliate to take such action.  Whenever this Agreement requires an Affiliate of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Affiliate to take such action.
12.            Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
13.            Interpretation; Construction.  Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated.  Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.  Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder.

14.            Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties hereto.  Any purported assignment in violation of this Agreement is void.
[The remainder of this page is blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.
BLOUNT INTERNATIONAL, INC.

By:	/s/ Chad E. Paulson
Name: Chad E. Paulson
Title: Vice President, General Counsel and Secretary

P2 CAPITAL PARTNERS, LLC

By:	/s/ Claus J. Moller
Name: Claus J. Moller
Title: Managing Member

P2 CAPITAL MASTER FUND I, L.P.
By: P2 Capital GP, LLC, its general partner

By:	/s/ Claus J. Moller
Name: Claus J. Moller
Title: Managing Member

P2 CAPITAL MASTER FUND VI, L.P.
By: P2 Capital GP, LLC, its general partner

By:	/s/ Claus J. Moller
Name: Claus J. Moller
Title: Managing Member

P2 CAPITAL MASTER FUND IX, L.P.
By: P2 Capital GP, LLC, its general partner

By:	/s/ Claus J. Moller
Name: Claus J. Moller
Title: Managing Member

Schedule A
Name	Address/Fax/Email	Owned Shares
P2 Capital Partners, LLC	590 Madison Avenue, 25th Floor New York, NY 10022 Fax: 212-508-5553 Email: jcarri@p2capital.com	7,234,203[1]

P2 Capital Master Fund I, L.P.	c/o P2 Capital Partners, LLC 590 Madison Avenue, 25th Floor New York, NY 10022 Fax: 212-508-5553 Email: jcarri@p2capital.com	1,273,215

P2 Capital Master Fund VI, L.P.	c/o P2 Capital Partners, LLC 590 Madison Avenue, 25th Floor New York, NY 10022 Fax: 212-508-5553 Email: jcarri@p2capital.com	2,127,405

P2 Capital Master Fund IX, L.P.	c/o P2 Capital Partners, LLC 590 Madison Avenue, 25th Floor New York, NY 10022 Fax: 212-508-5553 Email: jcarri@p2capital.com	3,833,583

____________________________

1Note:  Each of P2 Master Fund I, L.P., P2 Master Fund VI, L.P. and P2 Master Fund IX, L.P. (the “Funds”) is the direct owner of the Owned Shares set forth opposite its name. For purposes of disclosing the number of Owned Shares set forth opposite its name, P2 Capital Partners, LLC, as investment manager of the Funds, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Exchange Act) all Shares that are owned beneficially and directly by the Funds.  P2 Capital Partners, LLC disclaims beneficial ownership of such Shares for all other purposes.  P2 Master Fund I, L.P., P2 Master Fund VI, L.P. and P2 Master Fund IX, L.P. each disclaim beneficial ownership of the Shares held directly by the other.

13